As Filed with the Securities and Exchange Commission on July
11, 1997
                                      REGISTRATION NO. 333-29197

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549
                   _____________________________
                       AMENDMENT NO. 1 TO
                            FORM S-4
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                   _____________________________
                       HIBERNIA CORPORATION
        (Exact name of registrant as specified in its charter)

Louisiana              6711                     72-0724532
(State or other        (Primary Standard        (I.R.S. Employer
jurisdiction of        Industrial               Identification No.)
incorporation or       Classification
organization)          Code Number)

                       313 Carondelet Street
                   New Orleans, Louisiana  70130
                          (504) 533-5332
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                  _____________________________
                            Gary L. Ryan
            Senior Vice President and Corporate Counsel
                        Hibernia Corporation
                        313 Carondelet Street
                    New Orleans, Louisiana  70130
                           (504) 533-5560
(Name, address, including zip code, and telephone number, includ ing area code of agent for service)

                               COPIES TO:

Mark A. Fullmer, Esq.              Richard E. Brophy, Jr., Esq.
Locke Purnell Rain Harrell         Naman, Howell, Smith & Lee, P.C.
Pan American Life Center           9th & Washington
601 Poydras Street, Suite 2400     700 Texas Center
New Orleans, Louisiana 70130-6036  Waco, Texas  76701
(504) 558-5148                     (817) 755-4100



                      ____________________________



APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE OF  SECURITIES
TO THE PUBLIC:
      As soon as practicable after this registration statement is declared effective.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



                      HIBERNIA CORPORATION

  Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

       Item of Form S-4                 Location or Caption in
                                        Proxy Statement
                                        (Prospectus)

1.  Forepart of Registration Statement  Outside Front
    and Outside Front Cover Page of     Cover Page
    Proxy Statement-Prospectus

2.  Inside Front and Outside Back       Table of Contents;
    Cover Pages of Proxy Statement-     Available Information;
    Prospectus                          Incorporation by
                                        Reference

3.  Risk Factors, Ratio of Earnings     Introduction; The
    to Fixed Charges and Other          Parties to the Merger;
    Information                         Summary; Proposed Merger;
                                        Certain Regulatory
                                        Considerations

4.  Terms of the Transaction            Introduction; Summary;
                                        Proposed Merger

5.  Pro Forma Financial                 Pro Forma Financial
    Information                         Information

6.  Material Contacts with the          Proposed Merger
    Company Being Acquired

7.  Additional Information Required     Not Applicable
    for Reoffering by Persons and
    Parties Deemed to be Underwriters

8.  Interests of Named Experts and      Validity of Shares
    Counsel

9.  Disclosure of Commission Position   Not Applicable
    on Indemnification for Securities
    Act Liabilities

10. Information with Respect to         Introduction; Available
    S-3 Registrants                     Information;
                                        Incorporation of
                                        Certain Documents
                                        by Reference;
                                        The Parties to the Merger

11. Incorporation of Certain            Available Information;
    Information by Reference            Incorporation of Certain
                                        Documents by Reference
12. Information with Respect to         Not Applicable
    S-2 or S-3 Registrants

13. Incorporation of Certain            Not Applicable
    Information by Reference

14. Information with Respect to         Not Applicable
    Registrants other than
    S-3 or S-2 Registrants

15. Information with Respect to         Not Applicable
    S-3 Companies

16. Information with Respect to         Not Applicable
    S-2 or S-3 Companies

17. Information with Respect to         Summary; The Parties to
    Companies Other Than S-3 or         the Merger; Certain
    S-2 Companies                       Information Concerning
                                        Executive; Management's
                                        Discussion and Analysis
                                        of Financial Condition
                                        and Results of Operations
                                        of Executive

18. Information if Proxies,             Outside Front Cover Page;
    Consents or Authorizations          Introduction;
    are to be Solicited                 The Parties to the
                                        Merger;
                                        Summary; Meeting
                                        Information;
                                        Proposed Merger; Certain
                                        Information Concerning
                                        Executive;
                                        Relationship with
                                        Independent
                                        Auditors

19. Information if Proxies,             Not Applicable
    Consents, or Authorizations are
    not to be Solicited or in an
    Exchange Offer


              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 OF
                      EXECUTIVE BANCSHARES, INC.
                            AUGUST 21, 1997

      NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors of Executive Bancshares, Inc. ("Executive"), a Special Meeting of the shareholders of Executive will be held at the main office of Executive Bancshares, Inc., 2800 Lamar Street, Paris, Texas 75460 on August 21, 1997 at 9:00 a.m., for the purpose of considering and voting upon the following matters:

          1. A proposal to approve (a) the Amended and Restated Agreement and Plan of Merger effective as of May 12, 1997 (the "Agreement") between Executive and Hibernia Corporation ("Hibernia") pursuant to which (i) Executive will be merged (the "Merger") into Hibernia (which will survive the Merger), and (ii) each outstanding share of common stock, $1.00 per share par value, of Executive ("Executive Common Stock") will be converted either into shares of common stock, no par value, of Hibernia or the right to receive a cash payment (in each instance as described more fully in the accompanying Proxy Statement - Prospectus) and (b) the Merger.

          2. The transaction of such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on July 14, 1997 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special
Meeting.

     Each share of Executive Common Stock will entitle the holder thereof to one vote on all matters that come before the Special Meeting. Approval of the Merger will require the affirmative vote of two-thirds of the issued and outstanding shares of Executive Common Stock, in person or by proxy, at the Special Meeting.

      THE  BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS
OF  EXECUTIVE  COMMON  STOCK  VOTE  "FOR"  THE  APPROVAL  OF  THE
AGREEMENT AND THE MERGER.

      Whether you intend to attend the Special Meeting, and regardless of the number of shares you own, your vote is important. Please take a moment to complete, date and sign the enclosed proxy card. Your proxy may be revoked by notice to the Secretary of Executive prior to the date of the Special Meeting, by attending the Special Meeting or by executing and delivering a later dated proxy to the Secretary prior to the Special Meeting.

                         By Order of the Board of Directors,


                         Gordon Hogue
                         Secretary



                          PROXY STATEMENT


                     EXECUTIVE BANCSHARES, INC.
                  SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON AUGUST 21, 1997


                            PROSPECTUS

                       HIBERNIA CORPORATION

                        1,516,100 SHARES OF
                        CLASS A COMMON STOCK
                           (NO PAR VALUE)


      This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $1.00 per share (the "Executive Common Stock"), of Executive Bancshares, Inc., a Texas corporation ("Executive"), in connection with the solicitation of proxies by the Board of Directors of Executive for use at a special meeting of shareholders (the "Special Meeting") to be held at 9:00 a.m., local time, on August 21, 1997, at the office of Executive, 2800 Lamar Street, Paris, Texas 75460, and at any adjournments or postponements thereof.

      At the Special Meeting, the holders of record of Executive Common Stock as of the close of business on July 14, 1997 (the "Record Date") will consider and vote upon a proposal to approve
(a) the Amended and Restated Agreement and Plan of Merger effective as of May 12, 1997 (the "Agreement") between Executive and Hibernia Corporation ("Hibernia") pursuant to which (i) Executive will be merged (the "Merger") into Hibernia and Hibernia will be the corporation surviving the Merger and (ii) each outstanding share of Executive Common Stock, except for shares of Executive Common Stock owned by Hibernia or its subsidiaries and shares as to which dissenters' rights have been exercised and perfected under Texas law, will be converted either into shares of common stock, no par value, of Hibernia ("Hibernia Common Stock") or the right to receive a cash payment and (b) the Merger. Whether shares of Executive Common Stock will be converted into shares of Hibernia Common Stock or the right to receive a cash payment will be determined in the manner described below under the heading "PROPOSED MERGER -- Terms of the Merger". In the event shares of Executive Common Stock are converted into shares of Hibernia Common Stock in connection with the Merger, cash will be paid in lieu of issuing fractional shares. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "PROPOSED MERGER."

       This Proxy Statement-Prospectus also constitutes a prospectus of Hibernia with respect to the shares of Hibernia Common Stock to be issued pursuant to the Agreement if the Merger is consummated. The actual number of shares of Hibernia Common Stock to be issued will be determined in accordance with the terms of the Agreement. See "PROPOSED MERGER -- Terms of the Merger."

      The outstanding shares of Hibernia Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The reported last sale price of Hibernia Common Stock on the NYSE Composite Transactions Reporting System on July 15, 1997 was $______ per share.

      This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Executive on or about July 18, 1997.

      No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement-Prospectus, and, if given or made, such information or representation may not be relied upon as having been made by Hibernia or Executive.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE  NOT
SAVINGS  ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS  OF  A  BANK  OR
SAVINGS  ASSOCIATION AND ARE NOT INSURED BY THE  FEDERAL  DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is July 18, 1997.


                           TABLE OF CONTENTS


                                                               Page
INTRODUCTION
AVAILABLE INFORMATION.........................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............
THE PARTIES TO THE MERGER.....................................
     Hibernia.................................................
     Executive................................................
     Pro Forma Combined Selected Financial Information
       (Unaudited)............................................
     Comparative Per Share Information (Unaudited)............
SUMMARY.......................................................
     The Proposed Merger......................................
     Management and Operations After the Merger...............
     Recommendation of the Board of Directors.................
     Basis for the Terms of the Merger........................
     Advice and Opinion of Financial Advisor..................
     Votes Required...........................................
     Conditions; Abandonment; Amendment.......................
     Interests of Certain Persons in the Merger...............
     Employee Benefits........................................
     Material Tax Consequences................................
     Dissenters' Rights.......................................
     Differences in Shareholders' Rights......................
     Accounting Treatment.....................................
     Other Pending Merger Transactions for Hibernia
MEETING INFORMATION...........................................
     Solicitation and Revocation of Proxies...................
     Vote Required............................................
     Recommendation...........................................
PROPOSED MERGER
     General..................................................
     Background of and Reasons for Merger.....................
     Terms of the Merger......................................
     Opinion of Financial Advisor.............................
     Effective Date of the Merger.............................
     Distribution of Merger Consideration After the Merger....
     Employee Benefits........................................
     Surrender and Exchange of Stock Certificates.............
     Expenses.................................................
     Representations and Warranties;
       Conditions to the Merger; Waiver.......................
     Business Pending the Merger..............................
     Effective Date of the Merger; Termination................
     Management and Operations After the Merger...............
     Certain Differences in Rights of Shareholders............
     Interests of Certain Persons in the Merger...............
     Material Tax Consequences................................
     Resale of Hibernia Common Stock..........................
     Rights of Dissenting Shareholders........................
     Dividend Reinvestment Plan...............................
     Accounting Treatment.....................................
CERTAIN REGULATORY CONSIDERATIONS.............................
PRO FORMA FINANCIAL INFORMATION...............................
CERTAIN INFORMATION CONCERNING EXECUTIVE......................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS OF EXECUTIVE
 ("date").....................................................
     Executive Quarterly Financial Statements
       (Unaudited) for the period ended March 31, 1997........
     Management's Discussion and Analysis of Financial
       Condition and Results of Operation ("date")............
RELATIONSHIP WITH INDEPENDENT AUDITORS........................
VALIDITY OF SHARES............................................
EXPERTS.......................................................
EXECUTIVE CONSOLIDATED FINANCIAL INFORMATION..................


APPENDIX A    --    AMENDED AND RESTATED AGREEMENT AND PLAN OF
MERGER
APPENDIX B    --    OPINION OF ALEX SHESHUNOFF & CO.
APPENDIX C    --    SELECTED PROVISIONS OF THE TEXAS BUSINESS
                      CORPORATION ACT RELATING TO RIGHTS OF
                      DISSENTING SHAREHOLDERS
APPENDIX D    --    OPINION OF ERNST & YOUNG LLP REGARDING
                      CERTAIN TAX MATTERS



                            INTRODUCTION


      If the shareholders of Executive approve the Agreement and the Merger, Executive will be merged into Hibernia and Hibernia will be the corporation surviving the Merger. The consideration (the "Merger Consideration") to be paid by Hibernia to the shareholders of Executive (except for shareholders who exercise and perfect their dissenters' rights under Texas law) upon consummation of the Merger depends on the average of the closing price of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the date (referred to herein as the "Closing Date") of the closing of the transactions contemplated by the Agreement (the "Average Market Price"). Shareholders of Executive are not entitled to select the form of the Merger Consideration to be paid by Hibernia. If the Average Market Price of Hibernia Common Stock is $11.16 or greater, then Hibernia will pay the Merger Consideration by exchanging shares of Hibernia Common Stock for shares of Executive Common Stock in accordance with the formula set forth in the Agreement and described elsewhere in this Proxy Statement-Prospectus and making a cash payment in lieu of issuing any fractional shares. See "PROPOSED MERGER -- Terms of the Merger." If the Average Market Price of Hibernia Common Stock is less than $11.16, then Hibernia will pay the Merger Consideration by delivering to shareholders of Executive a cash payment (the "Cash Payment") determined in accordance with the formula set forth in the Agreement and described elsewhere in this Proxy Statement - Prospectus. See "PROPOSED MERGER -- Terms of the Merger." This Registration Statement relates to 1,516,100 shares of Hibernia Common Stock, which is the maximum number of shares of Hibernia Common Stock that Hibernia will issue to the shareholders of Executive in connection with the Merger if Hibernia pays the Merger Consideration through issuance of shares of Hibernia Common Stock.

      Shareholders of Executive will be asked to approve the Agreement and Merger at a Special Meeting to be held on August 21, 1997. The proxy statement relating to such Special Meeting is included in this Proxy Statement-Prospectus.

      The  terms  of the Merger are described in this  Proxy
Statement-Prospectus (see "Proposed Merger"), and a copy  of
the   Agreement  is  attached  hereto  as  Appendix  A   for
reference.

                        AVAILABLE INFORMATION

      Hibernia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site that contains reports, proxy and information statements and other information and the address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Hibernia may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the shares of Hibernia Common Stock are listed.

      Hibernia has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Hibernia Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

      All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia, and all information relating to Executive and its subsidiaries has been supplied by Executive.

  INCORPORATION   OF  CERTAIN   DOCUMENTS   BY   REFERENCE

      Incorporated by reference in this Proxy Statement-Prospectus are the following documents filed by Hibernia
with   the   Commission  pursuant  to  the   Exchange   Act:
Hibernia's (1) Annual Report on Form 10-K for the year ended December 31, 1996, (2) definitive Proxy Statement dated March 19, 1997 relating to its 1997 Annual Meeting of
Shareholders  held  on  April  29,  1997  except   for   the
information contained therein under the headings  "Executive
Compensation   --  Report  of  the  Executive   Compensation
Committee" and "Executive Compensation -- Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement, (3) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, (4) the Description of Capital Stock included in its Current Report on Form 8-K dated November 2, 1994, and (5) Current Reports on Form 8-K dated May 12, May 29, and July 1, 1997.

      All documents subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of Hibernia Common Stock made hereby will be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Hibernia under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "Executive Compensation -- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. No statement made herein will be deemed to modify or supercede any statement contained in a document incorporated or deemed to be incorporated by reference. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

      Hibernia will provide, without charge, to each person, including any beneficial owner, to whom this Proxy Statement-Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such
information   (unless   such   exhibits   are   specifically
incorporated  by reference into such information).   Written
or oral requests should be directed to Hibernia Corporation,
313   Carondelet  Street,  New  Orleans,  Louisiana   70130,
Attention: Louisiana 70130, Attention: Assistant Secretary, Telephone (504) 533-3411. To ensure timely delivery, any request should be made before August 10, 1997.

                     THE PARTIES TO THE MERGER

Hibernia

      Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of March 31, 1997, Hibernia had total consolidated assets of approximately $9.4 billion and shareholders' equity of approximately $941 million. As of March 31, 1997, Hibernia was ranked, on the basis of total assets, as the second largest bank holding company headquartered in Louisiana.

       As of March 31 1997, Hibernia had two banking subsidiaries, Hibernia National Bank ("HNB"), that provides retail and commercial banking services through approximately 202 banking offices throughout Louisiana, and Hibernia National Bank of Texas ("HNBT"), that provides retail and commercial banking services through approximately 10 banking offices in two Texas counties. As of March 31, 1997, HNB was the largest bank headquartered in Louisiana.

      From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible mergers or similar transactions with other financial institutions. At the date hereof, Hibernia has entered into two definitive merger agreements with financial institutions other than Executive. See "Summary -- Other Pending Merger Transactions for Hibernia". Hibernia expects to pursue other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future when available and feasible in the light of Hibernia's business and strategic plans. Although it is anticipated that such transactions may be entered into both before and after the Merger, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued or consummated. If required under applicable law, any such transactions would be subject to regulatory approval and the approval of shareholders of the acquired institution.

     The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, reference is made to the Hibernia reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

Selected Financial Data. The closing market price per share of Hibernia Common Stock on the NYSE on May 9, 1997, the business day prior to the announcement of the proposed Merger, was $12.75. There can be no assurance of the market price of Hibernia Common Stock on the Closing Date.